Exhibit 99.1

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Announces Updated Full-Year 2015 Guidance

Kansas City, Mo., March 23, 2015 – Kansas City Southern (KCS) (NYSE: KSU) is updating its guidance for full-year 2015. The Company now expects low single-digit revenue growth, reduced from the mid single-digit revenue growth provided in the previous full-year 2015 guidance issued in January 2015.

Revised Full-Year 2015 Guidance:

The reduced revenue guidance reflects slower year-to-date carload growth primarily from the energy sector, along with a continued deterioration in the value of the Mexican peso against the U.S. dollar and lower fuel surcharge revenues driven by lower WTI prices, as shown in accompanying Chart A. As shown in the accompanying Chart B, the Company expects the impact of lower carload volumes to result in an approximate 2% lower revenue growth for the year as compared to prior guidance. The Company expects the combined impact of further foreign exchange rate deterioration and lower fuel surcharge revenues to be an additional approximate 2% reduction in revenue growth as compared to prior guidance. The Company expects the impacts of foreign exchange and fuel surcharges to be largely offset with lower expenses; however, the impact of lower carload volumes is expected to reduce operating income. The Company is changing its guidance for linehaul revenue growth in the Energy commodity group from double-digit growth to single-digit growth for 2015. Linehaul revenue growth for all other commodity groups, overall carload growth and capital expenditures are all expected to be in line with previous guidance.

First Quarter 2015 Expected Results:

As initially discussed by the Company in early March at investor conferences, lower crude oil and natural gas prices are contributing to an expected approximate 10% decline in first quarter 2015 energy revenues. Due to the continued uncertainty in the energy markets with the recent decline in crude prices to six-year lows, the Company believes crude oil growth for 2015 will be lower than expected. Additionally, lower natural gas prices continue to have a negative impact on the Company’s coal business, resulting in an expected approximate 20% decline in coal revenues during the first quarter of 2015. The Company is also experiencing lower than expected frac sand and metals revenues related to a significant decline in new drilling operations in the United States.

As a result of the slower than expected carload growth, the first quarter 2015 revenue is approximately flat quarter to date to 2014. Foreign exchange and fuel surcharge revenues are expected to negatively impact first quarter 2015 revenues by approximately 4% compared to first quarter 2014. Additionally, first quarter 2015 adjusted diluted earnings per share is expected to be flat to slightly higher than first quarter 2014.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements. Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS’ subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS’ technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents on KCS’ rail network or at KCS’ facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; availability of qualified personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; increased demand and traffic congestion; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS’ Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.